Exhibit 10.38

Loan and Security Agreement

Borrower: ZSPACE, INC., a Delaware Corporation	Date: July 11, 2024

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of the date set forth above (the “Effective Date”) by and between Fiza Investments Limited, an entity organized under the laws of the Cayman Islands (together with its assigns, “Lender”), and the borrower(s) named above (each and collectively, “Borrower”).

Capitalized terms used but not otherwise defined herein shall have the meanings given them on Schedule C - Definitions.

WHEREAS, Lender and Borrower have entered into those certain Short Form Agreements dated May 29, 2023 and November 18, 2023 whereby the Lender loaned amounts of $3,000,000 and $1,300,000, respectively (“Short Form Agreements”) under the terms of those agreements in advance of completing a definitive loan and security agreement for the total amount of $4,300,000 (“Loan Amount”) to be used for the purposes set out in this Agreement;

WHEREAS, Borrower’s failure to repay the advanced loan amounts by the initial maturity dates as specified in the respective Short Form Agreements (the “Existing Defaults”) has occurred and exists on the Efective Date, and for which the Borrower has notified Lender in writing as specified in Section 6 of this Agreement;

WHEREAS, the Lender has agreed to provide the Loan Amount as a secured loan on the terms and conditions set out in this Agreement; and

WHEREAS, the Lender and the Borrower are entering into this Agreement to record the terms and conditions in respect of the provision and repayment of the Loan Amount.

The parties agree as follows:

1.            Loan. Lender will make extensions of credit or other financial accommodations for Borrower’s benefit in a multiple tranches up to the Loan Amount as set forth on Schedule A (collectively, the “Loans”) for general corporate purposes and to meet working capital requirements of the Borrower that are not prohibited by this Agreement, and Borrower promises to pay Lender the amount of the Loan and other debts, principal, interest, Lender Expenses and other amounts Borrower owes Lender now or later, including interest, premiums and fees accruing after any Insolvency Proceedings begins, and debts, liabilities, or obligations of Borrower assigned to Lender pursuant to the terms and conditions of this Agreement or any Loan Document and as set forth on Schedule A. Lender’s obligation to make the Loans is subject to its receipt of the agreements, documents and fees it reasonably requires, including without limitation the agreements, documents and fees set forth on Schedule A.

2.            Security Interest. As security for all present and future Obligations and for Borrower’s performance for each of its duties hereunder, Borrower grants Lender a continuing security interest in all of Borrower’s interest in the Collateral. In the event there is more than one Borrower, each and every Borrower entity’s obligations hereunder shall be joint and several with the obligations of the other Borrower entities.

3.            Representations, Warranties and Covenants of Borrower. Borrower represents, warrants and covenants to Lender as follows, as of the Effective Date and with respect to covenants, for so long as this Agreement is in effect or any Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) remain outstanding:

3.1            Corporate Existence; Authority. Each of Borrower and its Subsidiaries is and will continue to be, duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state where such qualification or licensing is necessary, except for jurisdictions in which failure to do so would not have a Material Adverse Effect on Borrower. The execution, delivery and performance by Borrower of this Agreement and all other related documents have been duly and validly authorized, do not conflict with Borrower’s charter documents, corporate governance documents and/or shareholder agreements, third party loan agreement or other material contractual obligation of the Company (or any similar equivalents), and do not constitute an event of default under any material agreement by which Borrower is bound.

3.2            Collateral. Lender has and will at all times continue to have a perfected security interest in all of the Collateral (including, but not limited to, all Intellectual Property) except for Permitted Liens, on such seniority as set out in the Subordination Agreement. Borrower has, and will continue to have, good title to the Collateral, free of any liens except Permitted Liens. Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral. If, at any time, Borrower has knowledge that it shall have acquired a material commercial tort claim, Borrower shall promptly provide written notice thereof to Lender and grant to Lender in writing a security interest therein and in the proceeds thereof. Borrower represents that all of its Intellectual Property, comprising (i) copyrights, copyright applications, copyright registrations and mask works and (ii) patents, patent applications, patent registrations, and (iii) trademarks, trademark applications, trademark registrations, service marks and service mark applications.

3.3            Financial Matters. All financial statements (including notes and schedules) now or in the future delivered to Lender, (i) have presented, and will present, fairly in all material respects Borrower’s financial condition and its results of operations, and (ii) have been, and will be, prepared in conformity with generally accepted accounting principles (“GAAP”) (except for the absence of footnotes in unaudited financial statements and subject to year-end audit adjustments). Since the last date covered by any such statement delivered to Lender, there has been no further material impairment in the financial condition or business of Borrower. Borrower will provide Lender with all financial reports as set forth on Schedule A attached hereto, as well as any other financial information reasonably requested by Lender from time to time, including budgets, projections and plans.

3.4            Statement of Borrower’s Information. All of Borrower’s information provided to the Lender is true and correct as of the Effective Date in all material respects, and Borrower shall provide written notice to Lender of any material changes within the prescribed periods of time set forth therein.

3.5            Taxes; Legal Compliance. Borrower has filed, and will file, when due (subject to any applicable extensions), all tax returns and reports required by applicable law. Borrower has paid, and will pay when due, all taxes, assessments, deposits and contributions now or in the future owed (except for (a) taxes and assessments being contested in good faith with adequate reserves under GAAP and (b) those taxes and assessments that do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000)). Borrower has complied, and will comply, in all material respects, with all applicable laws, rules and regulations.

3.6            Insurance. Borrower shall at all times insure, at its own cost and expense, all of the tangible personal property Collateral and carry such other business insurance as is customary for companies similarly situated to Borrower. All property policies will have a lender’s loss payable endorsement showing Lender as a lender loss payee and all liability policies will show Lender as an additional insured and provide that the insurer must give Lender at least twenty (20) days’ (ten (10) days’ for nonpayment of premium) notice before canceling its policy.

3.7            Access. Upon three (3) Business Days’ prior notice, Lender or its agents shall have the right to inspect the Collateral where such Collateral is located from time to time and to audit and copy Borrower’s books and records during Borrower’s regular business hours. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Lender shall not be required to provide written notice to Borrower of any inspection or audit.

3.8            Insolvency. Borrower is able, and will continue to be able, to pay its debts (including trade debts) as they mature.

3.9            Additional Agreements. Borrower will not, and will not permit any of its Subsidiaries to, without Lender’s prior written consent (which may be by email), do any of the following:

(i) (A) convey, sell, lease, transfer or otherwise dispose of (“Transfer”) any property other than Permitted Transfers, or (B) any Change of Control;

(ii) engage in any business other than the business currently engaged in by Borrower or reasonably related thereto;

(iii) fail to provide notice to Lender of any Key Person departing from or ceasing to be employed by Borrower within five (5) Business Days after his or her departure from Borrower;

(iv) increase the authorized number of shares of Preferred Stock or any additional class or series of capital stock of Borrower or permit or suffer to exist a change in its ownership existing as of the Effective Date, except for equity issuances to service providers pursuant to the Company’s 2017 Equity Incentive Plan that are approved by the Board of Directors, including the Series A Director, if any;

(v)  merge or consolidate with any party, or acquire all or substantially all of the capital stock or assets of another party (provided, however, that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower);

(vi) incur or become liable for any indebtedness other than Permitted Indebtedness;

(vii) assign or convey any rights to income or incur or allow any lien, security interest or other encumbrance on any of its property other than Permitted Liens;

(viii) make any investments except for Permitted Investments;

(ix) pay or declare any dividends on Borrower’s stock other than dividends paid solely in Borrower’s stock;

(x) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock, options or warrants other than (a) stock, options and warrants repurchased in connection with the termination of employment or service as an employee, consultant, officer or director at cost, (b) purchases of fractional shares of stock arising out of stock dividends, splits, combinations or business combinations, (c) , repurchases of stock, options and warrants to the extent deemed to occur upon exercise of stock options or warrants if (x) such repurchased stock, options, or warrants represent a portion of the exercise price of such options or warrants and (y) such repurchase is in the form of non-cash consideration or in the form of a cashless net exercise;

(xi) directly or indirectly enter into any material transaction with any affiliate except (a) those that are entered into in the ordinary course of business upon reasonable terms no less favorable than those in an arm’s-length transaction with a non-affiliate, (b) transactions of the type described in and permitted pursuant to Sections 4.9(ix)-(x), (c) Investments permitted under sub-clauses (e) and (h) of the definition of “Permitted Investments”, and (d) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Borrower’s Board of Directors; and if excess of 25% such persons existing compensation, then with Lender’s consent;

(xii) make any payment on, or materially change any term relating to, any Subordinated Debt, except under the terms of the subordination, intercreditor or other similar agreement to which such subordination agreement is subject;

(xiii) without at least thirty (30) days’ prior written notice (or such shorter period as approved by Lender) to Lender, relocate its principal offices from Borrower’s address set forth on the signature page hereof or change its state of formation or name;

(xiv) directly or indirectly list any of its equity on any exchange; or

(xv) until the redemption of the New Preferred Stock, any of the following:

(a)            enter or amend any material agreement of Borrower, including any amendment of any agreement with KIA or affiliates thereof, other than in the ordinary course of business; incur any aggregate indebtedness in excess of $100,000 that is not incurred in the ordinary course of business, other than trade credit incurred in the ordinary course of business;

(b)            hire, terminate, or materially change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(c)            sell, assign, license, pledge, or encumber material technology or Intellectual Property, other than licenses granted in the ordinary course of business;

(d)            liquidate, dissolve or wind-up the business and affairs of Borrower, effect any merger or consolidation or any other Deemed Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation);

(e)            amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or Bylaws of Borrower;

(f)            create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock other than equity issuances to non-executive service providers pursuant to the Company’s 2017 Equity Incentive Plan that are approved by the Board of Directors, including the Series A Director, if any;

(g)            increase the authorized number of shares of Preferred Stock or any additional class or series of capital stock of Borrower;

(h)            purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of Borrower;

(i)            create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan;

(j)            create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business);

(k)            incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money;

(l)            create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one (1) or more other subsidiaries) by Borrower, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of Borrower or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

(m)            increase or decrease the authorized number of directors constituting Borrower’s Board of Directors, change the number of votes entitled to be cast by any director or directors on any matter.

Notwithstanding anything to the contrary set forth in this Section 3.9, Lender’s consent will not be required under any circumstance (A) to initiate an Insolvency Proceeding (including for the avoidance of doubt a filing under Chapter 7 or Chapter 11 of the United States Bankruptcy Code), and/or (B) to pursue or consummate a Qualified Public Offering.

3.10            Further Actions. Borrower shall take or authorize any further actions (including Lender’s filing of financing statements to perfect Lender’s security interest in the Collateral) and execute any further instruments as Lender reasonably requests to perfect or continue Lender’s security interests or to effect the purposes of this Agreement.

3.11            Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or other written statement submitted to Lender, as of the date such representation, warranty or other statement was made, in the aggregate, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in such certificates or other written statements not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions as of the time made are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from projected or forecasted results).

4.            Term. This Agreement shall continue in effect until the last of the Maturity Date as more fully set forth in Schedule A. On the relevant Maturity Date or on any earlier effective date of termination of this Agreement, Borrower shall pay in cash all Obligations in full, whether or not such Obligations are otherwise then due and payable. No termination shall in any way affect or impair any security interest or other right or remedy of Lender, nor shall any such termination relieve Borrower of any obligation to Lender, until all of the Obligations have been paid and performed in full. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which by their terms, are to survive termination of this Agreement, but, for the avoidance of doubt, including the Repayment provisions of Schedule A), this Agreement may be terminated prior to the last Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Lender. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations), Lender’s liens in the Collateral and all rights therein shall automatically revert to Borrower and upon Borrower’s request, Lender shall, at the sole cost and expense of Borrower, promptly take such steps to evidence the release of its liens in the Collateral as Borrower shall reasonably request.

5.            Conditions Subsequent

5.1            The Borrower shall fulfill the following conditions to the satisfaction of the Lender:

(i) within 10 Business Days from the Effective Date, deliver a Corporate Borrowing Certificate, substantially in the form attached hereto as Schedule D, duly executed and delivered by Borrower, together with (a) copies of the organizational and charter documents of Borrower (e.g., Articles or Certificate of Incorporation and Bylaws), as amended through the Effective Date, and (b) a copy of the resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance by Borrower of the Loan Documents;

(ii) within 10 Business Days from the Effective Date, deliver executed counterparts of this Agreement and the other Loan Documents ((including, without limitation, the Subordination Agreement) in form acceptable to Lender in its sole discretion);

(ii) within 10 Business Days from the Effective Date, deliver a certificate of status or good standing of Borrower as of a date acceptable to Lender from the jurisdiction of Borrower’s organization and any foreign jurisdictions where Borrower is qualified to do business and the failure to be so qualified could reasonably be expected to have a Material Adverse Change;

(iii) within 20 Business Days from the Effective Date, deliver filing copies (or other evidence of filing satisfactory to Lender and its counsel) of such UCC financing statements, collateral assignments, and termination statements, with respect to the Collateral as Lender shall reasonably request;

(iv) within 2 Business Days from the Effective Date, deliver a Note in the form attached hereto as Schedule E (the “Note”); and such other documents and instruments as Lender may reasonably request (including any requested Intellectual Property security agreements and the like) to effectuate the intents and purposes of this Agreement and the other Loan Documents.

Notwithstanding the above, Lender may waive any conditions subsequent listed in Section 5.1 in its sole discretion.

6.            Events of Default. The occurrence of any of the following events, upon delivery of a notice by the Lender in such regard, shall constitute an “Event of Default” hereunder; provided however that there shall be no Event of Default as a result of an event, condition or circumstance in existence on the Effective Date that is disclosed in writing to the Lender: (i) Borrower fails to deliver the financial statements and other information pursuant to Section 3.3 above within the prescribed period of time; (ii) Borrower violates any of the covenants set forth in Sections 3.4 or 3.9 above or the Additional Agreements and Limitations section of Schedule A below; (iii) Borrower fails to pay when due the Loan or other monetary Obligation within three (3) Business Days after the due date; (iv) Borrower fails to perform any obligation (other than payment of the Loan or other Obligations or those pursuant to Sections 3.3 and 3.9 above) or covenant hereunder, which, if such default can be reasonably cured, is not cured within twenty (20) days after the date due (or a later date, as approved in writing by Lender); (v) the occurrence or existence of any circumstance that would reasonably be expected to have a Material Adverse Change; provided, that notwithstanding anything to the contrary herein, no Material Adverse Change shall be deemed to arise solely as a result of: (A) Borrower’s investors declining to further financially support the Borrower; (B) resignations by members of the Borrower’s Board of Directors; and/or (C) the occurrence or existence of any circumstances prior to the Effective Date as otherwise disclosed to Lender or Lender’s representatives; (vi) there is a material impairment in the perfection or priority of Lender’s security interest in the Collateral or in the value of such Collateral (other than normal depreciation) which is not covered by adequate insurance; (vii) any representation, or written statement given to Lender by or on behalf of Borrower, now or in the future, is untrue or misleading in a material respect; (viii) a default, after the Effective Date, in respect of any agreement between Borrower and a third party that gives the third party the right to accelerate any indebtedness exceeding the Threshold Amount or that could reasonably be expected to cause any material impairment in Borrower’s business, operations or financial condition of Borrower; (ix) one or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least the Threshold Amount (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any governmental authority, and the same are not, within twenty (20) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay; (x) the attachment, seizure, levy or possession by a trustee or receiver of any material portion of Borrower’s assets which is not removed within twenty (20) days from its occurrence; (xi) the enjoinment, restraint or prevention by court order from conducting a material part of Borrower’s business, which is not terminated within twenty (20) days of its occurrence; (xii) the dissolution, winding up or insolvency of Borrower; (xiii) the failure of Paul Kellenberger to serve as Chief Executive Officer for any reason for a period of greater than 60 days before the Maturity Date, provided that shall the Board of Directors of Borrower replace Paul Kellenberger with an equivalently qualified Chief Executive Officer acceptable to Lender (such approval not to be unreasonably withheld) within 120 days of such failure of Paul Kellenberger to serve, such action and such replacement shall not constitute an Event of Default hereunder; (xiv) the appointment of a receiver, trustee or custodian, for all or part of the property of, assignment for the benefit of creditors by Borrower, Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days, (xv) failure of Borrower to provide an executed Note in the form attached hereto as Schedule E on the within the time period specified in this Agreement, (xvi) a default by the Borrower (payment default or otherwise) in respect of any Pre-Existing Agreement, and (xvii) Borrower fails to comply with the conditions subsequent in violation of Section 5.1.

7.            Rights and Remedies. If an Event of Default occurs and continues, Lender may during the continuance of such Event of Default, without notice or demand do any or all of the following: (i) accelerate and declare all of the Loan and other Obligations to be immediately due and payable (but if an Event of Default described in Sections 6(xi) or 6(xii) occurs, all Obligations are immediately due and payable without any action by Lender); (ii) stop advancing money or extending credit for Borrower’s benefit under this Agreement or any other agreement between Borrower and Lender; (iii) settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Lender considers advisable; (iv) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral (and Borrower will reasonably cooperate with Lender accordingly); (v) apply to the Obligations any balances and deposits of Borrower that Lender holds or any amount held by Lender owing to or for the credit or the account of Borrower; (vi) impose the Default Rate (as defined in Schedule A); (vii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell or otherwise dispose the Collateral; (viii) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral on such seniority and in such manner as set out in the Subordination Ageement; and/or (ix) exercise any other rights and remedies permitted by applicable law. Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Lender as its lawful attorney to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors, (c) make, settle, and adjust all claims under Borrower’s insurance policies; (d) settle and adjust disputes and claims about the accounts directly with account debtors for amounts and on terms Lender determines reasonable; and (e) transfer the Collateral into the name of Lender or a third party as the applicable UCC permits. Lender may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Lender’s appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations and any obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed. All of Lender’s rights and remedies under this Agreement or any other agreement between Lender and Borrower are cumulative. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable. In the event there is more than one Borrower, the Obligations of each Borrower entity hereunder shall be independent of the Obligations of any other Borrower entities or any security for the Obligations, and Lender may proceed in the enforcement hereof independently of any other right or remedy that Lender may at any time hold with respect to the Obligations or any security or other guarantee therefor. In the event there is more than one Borrower, Lender may file a separate action or actions against any Borrower entity hereunder, whether action is brought and prosecuted with respect to any security or against any Borrower entity or any other Person.

8.            General.

8.1            No Waivers; Amendments. The failure of Lender at any time to require Borrower to comply strictly with any of the provisions of this Agreement shall not waive Lender’s right to later demand and receive strict compliance. Any waiver of a default shall not waive any other default. None of the provisions of this Agreement may be waived except by a specific written waiver signed by Lender and delivered to Borrower. The provisions of this Agreement may not be amended except in a writing signed by Borrower and Lender.

8.2            Indemnification. Borrower will indemnify, defend and hold harmless Lender and its affiliates, and each of their officers, directors, employees, attorneys, accountants and agents against: (i) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated hereunder; and (ii) all losses and expenses incurred, or paid by Lender arising from transactions between Lender and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, as to both “(i)” and “(ii)” in this Section 8.2, for losses caused by Lender’s gross negligence or willful misconduct. This Section 8.2 shall survive termination of this Agreement.

8.3            Lender Expenses; Attorneys’ Fees. Borrower shall reimburse Lender for all reasonable and documented out-of-pocket audit fees and expenses and reasonable and documented out-of-pocket costs and expenses (including, but not limited to the reasonable and documented attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing this Agreement and the other loan documents with Lender (including appeals or insolvency proceedings) (collectively, “Lender Expenses”). Nothwithstanding the prior sentence, the maximum amount of reimburseable fees for preparation and negotiation of this Agreement shall be $25,000. If, subject to the foregoing, Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees from the non-prevailing party.

8.4            Binding Effect; Assignment. This Agreement is binding upon and for the benefit of the successors and permitted assignees of each party. Borrower may not assign any rights under this Agreement without Lender’s prior written consent. The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

8.5            Notices. All notices by any party required or permitted under this Agreement or any other related agreement must be in writing and be personally delivered or sent by overnight delivery, certified mail (postage prepaid and return receipt requested), or facsimile to the addresses and numbers below.

8.6            Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the federal and state courts in the County of New York, the City of New York.

8.7            Other. If any provision hereof is unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement (including the schedules attached hereto) and any other written agreements and, documents executed in connection herewith are the complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated herein. This Agreement may be executed in one or more counterparts, all of which when taken together will constitute one agreement.

9.            Confidentiality. In handling any confidential information (including Borrower’s financial statements and all information and data therein), Lender will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Lender’s Subsidiaries or affiliates; (ii) to prospective transferees or purchasers of any interest in the Loan (provided that Lender shall use commercially reasonable efforts to obtain such transferee’s or purchaser’s agreement of the terms of this provision); (iii) as required by law, regulation, subpoena, or other order; (iv) as required in connection with Lender’s examinations and audits; (v) as Lender considers appropriate in exercising remedies under this Agreement; or (vi) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (a) in the public domain or in Lender’s possession when disclosed to Lender or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender; or (b) disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.

10.            Taxes.

10.1            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

10.2            Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the applicable Lender timely reimburse it for the payment of, any Other Taxes.

10.3            Indemnification by Borrower. The Borrower shall indemnify the Lender, promptly after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, shall be conclusive absent manifest error.

10.4            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a governmental authority pursuant to this Section, the Borrower shall deliver to the applicable recipient the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender.

10.5            Status of Lenders. The Borrower shall provide the Lender (or any transferee of a Lender) with written notice of any payments to be made under any Loan Document potentially subject to withholding Tax as soon as reasonably practicable but in all cases at least fifteen (15) days in advance thereof. The Lender (or any transferee of a Lender) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation (including IRS Form W-9 or an applicable IRS Form W-8) reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender (or transferee of a Lender), if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation described in clauses (i) through (iv) of the following sentence) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender. The Lender (or any transferee of a Lender) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to Borrower two copies of whichever of the following is applicable: (i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, duly completed copies of IRS Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), as applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party; (ii) duly completed copies of IRS Form W-8ECI (or any subsequent versions thereof or successors thereto); (iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in substantially the form of Schedule F to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto); (iv) to the extent a Non-U.S. Lender is not the beneficial owner, duly completed copies of IRS Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above with respect to the beneficial owner (and additional IRS Form W-8IMYs) as applicable or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made. For the avoidance of doubt, if a Lender provides documentation described in clause (iii) above in advance of amounts payable to or for the account of such Lender, any U.S. withholding Taxes imposed on such amounts shall not be Excluded Taxes, regardless of whether such documentation is sufficient to eliminate U.S. withholding Taxes, unless the Borrower has knowledge or reason to know of any facts that would render such documentation unreliable for purposes of Section 1441(c)(9) of the Code. If the Borrower determines it has knowledge or reason to know of any facts that would render such documentation unreliable, the Borrower shall, prior to deducting or withholding any Excluded Taxes from any amounts payable to or for the account of such Lender, notify such Lender in writing of such determination, specifying the specific factual basis therefor. The Borrower and such Lender shall negotiate in good faith and use their reasonable best efforts (including sharing information relevant to the Lender’s statements in the documentation described in clause (iii)) to resolve any such matter in a manner that permits such payments to be made without deduction for, or withholding of, any such Taxes. If the Borrower and such Lender are unable to so resolve such matter, the parties shall engage an independent third-party tax counsel mutually acceptable to the parties to determine whether the Borrower has knowledge of or reason to know that such documentation described in clause (iii) is unreliable or whether the Borrower may on any basis make such payments without deduction for, or withholding of, any such Taxes, and such determination by tax counsel shall be final. The costs, fees and expenses of tax counsel shall be borne by the non-prevailing party.

10.6            FATCA. If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

11.            Mutual Waiver of Jury Trial. BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.            FOR AND IN CONSIDERATION OF LENDER’S AGREEMENTS CONTAINED HEREIN, BORROWER, TOGETHER WITH ITS, SUCCESSORS AND ASSIGNS (INDIVIDUALLY AND COLLECTIVELY, “RELEASORS”) HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER WAIVES AND DISCHARGES LENDER AND EACH OF ITS RESPECTIVE PARENTS, DIVISIONS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, PARTICIPANTS, PREDECESSORS, SUCCESSORS, AND ASSIGNS, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS, MANAGERS, PARTNERS, AGENTS, AND EMPLOYEES, AND EACH OF THEIR RESPECTIVE PREDECESSORS, SUCCESSORS, HEIRS, AND ASSIGNS (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL POSSIBLE CLAIMS, COUNTERCLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE EFFECTIVE DATE THAT ANY OF THE RELEASORS MAY NOW HAVE AGAINST THE RELEASED PARTIES, IF ANY, IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ARISING DIRECTLY OR INDIRECTLY FROM THE LOAN, ANY PRIOR OR EXISTING LOANS BETWEEN RELEASORS ANY RELEASED PARTIES, ANY OF THE LOAN DOCUMENTS, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER ANY OF THE LOAN DOCUMENTS, AND/OR NEGOTIATION FOR AND EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE. EACH OF THE RELEASORS WAIVES THE BENEFITS OF ANY LAW INCLUDING SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH MAY PROVIDE IN SUBSTANCE: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.”

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Lender with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Lender to enter into this Agreement, and that Lender would not have done so but for Lender’s expectation that such release is valid and enforceable in all events.

Borrower hereby represents and warrants to Lender, and Lender is relying thereon, as follows:

(a)	Except as expressly stated in this Agreement, neither Lender nor any agent, employee or representative of Lender has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Agreement.
(b)	Borrower has made such investigation of the facts pertaining to this Agreement and all of the matters appertaining thereto, as it deems necessary.
(c)	The terms of this Agreement are contractual and not a mere recital.
(d)	This Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Agreement is signed freely, and without duress, by Borrower.

Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Lender, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

13.            Mutual Waiver of Jury Trial. This Agreement amends, restates, replaces and supersedes in its entirety that certain Preexisting Agreement and does not constitute a novation, payment and reborrowing or termination of the obligations under the Preexisting Agreement, which obligations remain in full force and effect in all respects

[Signature page follows.]

In Witness Whereof, the parties hereto have executed this Agreement as of the date initially set forth above.

Borrower:

ZSPACE, INC.

By:	/s/ Paul Kellenberger
Name: Paul Kellenberger
Title: Chief Executive Officer

Address:	55 Nicholson Lane
San Jose, CA 95134
Attention: Chief Financial Officer
Email: contracts@zspace.com

With a copy (which shall not constitute notice) to:
Pryor Cashman
7 Times Square, New York, NY 10036-6569
Attn: Ali Panjwani
MPanjwani@pryorcashman.com

Lender:

FIZA INVESTMENTS LIMITED

By:	/s/ Husain Zariwala
Name:	Husain Zariwala
Title:	Authorised Signatory

By:	/s/ Imran Ladhani
Name:	Imran Ladhani
Title:	Authorised Signatory

Address:	c/o Gulf Islamic Investments LLC
PO Box 215931, Emaar Square 4, 7th Floor
Downtown Dubai, United Arab Emirates
Email: pgupta@gii.ae

With a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: Dolph Hellman
Email: dolphhellman@orrick.com

SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT – ZSPACE, INC.

Schedule A
LOAN TERMS

Borrower:      ZSPACE, INC., a Delaware corporation

LOAN

Total Commitment:	Up to $4,300,000, with (i) $3,000,000 (net of any closing, funding or other fees or Lender Expenses) which has already been disbursed under the short form agreement dated May 29, 2023 (the “Tranche I Loan”), and (ii) an additional $1,300,000 which has already been disbursed under the short form agreement dated November 18, 2023 (the “Tranche II Loan”).

Maturity Date:	In respect of: (i) Tranche I Loan, on the date of expiry of 24 calendar months from the relevant Closing Date; and (ii) Tranche II Loan, on the date of expiry of 24 calendar months from the relevant Closing Date (each a “Maturity Date”).

ADDITIONAL AGREEMENTS AND LIMITATIONS

Financial Covenants:	(a) As of the last day of each month, Borrower shall have in a U.S. deposit account at least $500,000 in cash or cash equivalents.

(b) Ratio of current assets of the Borrower to the outstanding amount of the Loan and the outstanding amount of the B2C Loans at 100% to be maintained till the relevant Maturity Date.

Further Assurances:	Borrower shall execute and deliver such other documents and instruments as Lender may reasonably request (including any requested Intellectual Property security agreements, pledge agreements or affirmations, account control agreements and the like) to effectuate the intents and purposes of this Agreement and the other Loan Documents and Lender’s rights thereunder. If any of Borrower’s Subsidiaries hold material assets (other than cash amounts permitted to be held in non-United States bank accounts above), taken as a whole, such Subsidiary shall execute a Joinder in form reasonably satisfactory to Lender to this Agreement causing such Subsidiary to become a Borrower hereunder. As of the Effective Date, no Subsidiaries hold any material assets (other than cash amounts permitted to be held in non-United States bank accounts above), taken as a whole with Borrower.

Insurance:	Borrower shall provide insurance certificates showing Lender as loss payee or additional insured on Borrower’s commercial general liability and business personal property insurance policies in form reasonably satisfactory to Lender within 20 days of the Closing Date.

REPAYMENT AND INTEREST

Repayment/Prepayment:	Mandatory payment of each Loan shall be due upon the earlier of (i) the applicable Maturity Date, (ii) an Event of Default (in which case all Loans shall be mandatorily payable), and (iii) any Change of Control or other liquidation event other than a Public Offering, in each case, including without limitation, any voluntary pre-payments, or payments after the Maturity Date and shall include payment of all outstanding principal, all accrued and unpaid interest, all unpaid Lender Expenses. For purposes of clarity, any Loan may be voluntarily prepaid in full (or part) within three (3) Business Days’ notice to Lender on the same terms of the mandatory prepayment listed in the preceding sentence provided that any prepayment of any portion of the Loan Amount shall also include payment of prepayment interest of 2% per annum on the principal amount being prepaid.

Interest:	On and after the Effective Date and through to the relevant Maturity Date, each Loan shall accrue interest on the outstanding principal balance of such Loan at a per annum interest rate of 25% payable (together with the principal amount) in accordance with the payment schedule set out in Exhibit 1. Interest shall be computed on a 360 day year for the actual number of days elapsed.

Any amounts outstanding during the continuance of an Event of Default shall bear an additional interest at the rate of 3% per annum (the “Default Rate”).

Application of Payments:	Payments received after 12:00 noon Pacific Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest, if applicable, shall accrue.

FEES

Legal Fee:	Borrower will pay reasonable and documented attorneys’ fees and expenses actually incurred, including fees for the documentation and negotiation of this Agreement through the Effective Date, and any additional reasonable and documented out-of-pocket attorney’s fees and expenses incurred thereafter, including with respect to any amendment thereto up to a maximum of $25,000.

FINANCIAL REPORTING AND SALES PROCESS REQUIREMENTS

Financial Reports:	Borrower shall provide Lender:

▪ Monthly Financial Statements. Within 30 days after the end of each month, monthly financial statements prepared by Borrower in accordance with GAAP.

▪ Monthly MIS. Monthly MIS reports showing profit and loss accounts, balance sheet and bookings pipeline for each calendar month, within 5 Business Days from the end of each calendar month. The report shall be provided in the format agreed with the Lender.

▪ Annual Audited/Reviewed Financial Statements. If Borrower’s Board of Directors requires CPA-audited or reviewed annual financial statements, then, as soon as available, and in any event within 210 days following the end of Borrower’s fiscal year beginning with the 2023 fiscal year, annual, audited or reviewed, consolidated financial statements prepared under GAAP, consistently applied, together with (i) an unqualified opinion (other than with respect to a “going concern” qualification typical for venture backed companies) in the financial statements from independent public accountants reasonably acceptable to Lender, in the case of CPA-audited financial statements, or (ii) a report on the financial statements from independent public accountants reasonably acceptable to Lender, in the case of CPA-reviewed financial statements.

▪ Annual Company-Prepared Financial Statements. If Borrower’s Board of Directors does not require CPA-audited or reviewed annual financial statements for any period, then, as soon as available, and in any event within 60 days after the end of Borrower’s fiscal year beginning with the 2023 fiscal year, company-prepared consolidated financial statements for such fiscal year certified by a Responsible Officer.

▪ Annual Financial Projections. As soon as available, but no later than 60 days after fiscal year-end, annual Board-approved financial projections and operating budgets for the following fiscal year commensurate in form and substance with those provided to Borrower’s venture capital investors.

▪ Additional Financial Information. Borrower shall provide Lender a copy of all 409A valuation approved by the Borrower’s Board of Directors after the Effective Date promptly after approval by the Board of Directors.

▪ Weekly Reports. Reports on the collections, sales and bookings, inventory purchases and shipments of orders for each calendar week, within 2 Business Days from the end of each calendar week. The report shall be provided in the format agreed with the Lender.

▪ Cash Balance. Cash balance report for each calendar week, within 1 Business Day from the end of each calendar week. The report shall be provided in the format agreed with the Lender.

▪ Cash reconciliation. Reports showing cash reconciliation for each calendar month, within 3 Business Days from the end of each calendar month. The report shall be provided in the format agreed with the Lender.

▪ Board Materials and Observer. Borrower shall provide Lender copies of all materials that Borrower provides to its Board of Directors in connection with meetings, including any reports with respect to Borrower’s operation or performance; provided, that the foregoing may be subject to such exclusions and redactions as Borrower deems reasonably necessary in the exercise of its good faith judgment in order to (a) preserve the confidentiality of highly sensitive proprietary information, or (b) prevent impairment of the attorney-client privilege. Following the Effective Date, Borrower grants Lender the right to designate a Board of Directors representative (the “Observer Representative”) to be present (whether in person or by telephone) in a nonvoting observer capacity at all meetings of the Board of Directors of Borrower or any committees of the Board of Directors of Borrower, unless exclusion of such Observer Representative is necessary to preserve the attorney-client privilege or to protect highly confidential or proprietary information or trade secrets or other similar reasons. Borrower shall deliver, or cause to be delivered, to the Observer Representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors, unless withholding such materials is necessary to preserve the attorney-client privilege or to protect highly confidential or proprietary information or trade secrets or other similar reasons.

▪ Sales Process. Upon Lender’s reasonable request, Borrower shall (i) update the Lender on any and all sale or listing process of the Company and (ii) provide Lender copies of any summary written materials relating to the sales process promptly after being provided to Borrower’s Board of Directors; provided, that the foregoing may be subject to such exclusions and redactions as Borrower deems reasonably necessary in the exercise of its good faith judgment in order to (a) preserve the confidentiality of highly sensitive proprietary information, or (b) prevent impairment of the attorney-client privilege. Without additional request being required by Lender, Borrower shall provide a high-level summary of any material updates or changes in any and all sales process not less than monthly.

▪ Financial Covenants Reports. Monthly report certifying compliance with the financial covenants set out in this Agreement, within 3 Business Days from the end of each calendar month.

▪ Bank Statements. Borrower shall provide Lender with monthly statements to all of its deposit and securities accounts on a monthly basis.

▪ Other Information. Other financial, business or sales information as may reasonably be requested by Lender.

Exhibit 1

Payment ScheduleS

TRANCHE I LOAN

As of the Effective date, the following principal and accrued interest amounts are as follows:

Principal	Interest	Balance
$2,190,873.61	$127,585.47	$ 2,318,459.08

Pmt Date	Pmt Ref	Loan Amount	Principal	Interest	Balance	Payment Amount
5/31/23		$3,000,000.00			$3,000,000.00	$3,000,000.00
6/30/23	a	$3,000,000.00	$(17,557.28)	$(62,500.00)	$2,982,442.72	$(80,057.28)
7/30/23	b	$2,982,442.72	$(17,923.06)	$(62,134.22)	$2,964,519.66	$(80,057.28)
8/30/23	c	$2,964,519.66	$(18,296.45)	$(61,760.83)	$2,946,223.21	$(80,057.28)
9/30/23	d	$2,946,223.21	$(18,677.63)	$(61,379.65)	$2,927,545.58	$(80,057.28)
10/30/23	e	$2,927,545.58	$(19,066.75)	$(60,990.53)	$2,908,478.83	$(80,057.28)
11/30/23	f	$2,908,478.83	$(19,463.97)	$(60,593.31)	$2,889,014.86	$(80,057.28)
12/30/23	1	$2,889,014.86	$(133,930.34)	$(60,187.81)	$2,755,084.52	$(194,118.15)
1/30/24	2	$2,755,084.52	$(136,720.56)	$(57,397.59)	$2,618,363.96	$(194,118.15)
2/29/24	3	$2,618,363.96	$(139,568.90)	$(54,549.25)	$2,478,795.05	$(194,118.15)
3/29/24	4	$2,478,795.05	$(142,476.59)	$(51,641.56)	$2,336,318.46	$(194,118.15)
4/29/24	5	$2,336,318.46	$(145,444.85)	$(48,673.30)	$2,190,873.61	$(194,118.15)
5/29/24	6	$2,190,873.61	$(148,474.95)	$(45,643.20)	$2,042,398.66	$(194,118.15)
6/29/24	7	$2,042,398.66	$(151,568.18)	$(42,549.97)	$1,890,830.48	$(194,118.15)
7/29/24	8	$1,890,830.48	$(154,725.85)	$(39,392.30)	$1,736,104.63	$(194,118.15)
8/29/24	9	$1,736,104.63	$(157,949.31)	$(36,168.85)	$1,578,155.32	$(194,118.15)
9/29/24	10	$1,578,155.32	$(161,239.92)	$(32,878.24)	$1,416,915.40	$(194,118.15)
10/29/24	11	$1,416,915.40	$(164,599.08)	$(29,519.07)	$1,252,316.32	$(194,118.15)
11/29/24	12	$1,252,316.32	$(168,028.23)	$(26,089.92)	$1,084,288.09	$(194,118.15)
12/29/24	13	$1,084,288.09	$(171,528.82)	$(22,589.34)	$912,759.27	$(194,118.15)
1/29/25	14	$912,759.27	$(175,102.34)	$(19,015.82)	$737,656.94	$(194,118.15)
2/28/25	15	$737,656.94	$(178,750.30)	$(15,367.85)	$558,906.64	$(194,118.15)
3/28/25	16	$558,906.64	$(182,474.26)	$(11,643.89)	$376,432.37	$(194,118.15)
4/28/25	17	$376,432.37	$(186,275.81)	$(7,842.34)	$190,156.56	$(194,118.15)
5/28/25	18	$190,156.56	$(190,156.56)	$(3,961.59)	$-	$(194,118.15)

Tranche iI Loan

As of the Effective date, the following principal and accrued interest amounts are as follows:

Principal	Accrued Interest	Balance
$1,260,340.83	$77,210.78	$ 1,337,551.61

Pmt Date	Pmt Ref	Loan Amount	Principal	Interest	Balance	Payment Amount
12/31/23	a	$1,300,000.00	$(7,608.15)	$(27,083.33)	$1,292,391.85	$(34,691.49)
1/31/24	b	$1,292,391.85	$(7,766.66)	$(26,924.83)	$1,284,625.19	$(34,691.49)
2/29/24	c	$1,284,625.19	$(7,928.46)	$(26,763.02)	$1,276,696.72	$(34,691.49)
3/29/24	d	$1,276,696.72	$(8,093.64)	$(26,597.85)	$1,268,603.08	$(34,691.49)
4/29/24	e	$1,268,603.08	$(8,262.26)	$(26,429.23)	$1,260,340.83	$(34,691.49)
5/29/24	f	$1,260,340.83	$(8,434.39)	$(26,257.10)	$1,251,906.44	$(34,691.49)
6/29/24	1	$1,251,906.44	$(58,036.48)	$(26,081.38)	$1,193,869.96	$(84,117.87)
7/29/24	2	$1,193,869.96	$(59,245.58)	$(24,872.2)	$1,134,624.38	$(84,117.87)
8/29/24	3	$1,134,624.38	$(60,479.86)	$(23,638.01)	$1,074,144.52	$(84,117.87)
9/29/24	4	$1,074,144.52	$(61,739.86)	$(22,378.01)	$1,012,404.67	$(84,117.87)
10/29/24	5	$1,012,404.67	$(63,026.10)	$(21,091.76)	$949,378.56	$(84,117.87)
11/29/24	6	$949,378.56	$(64,339.15)	$(19,778.72)	$885,039.42	$(84,117.87)
12/29/24	7	$885,039.42	$(65,679.55)	$(18,438.32)	$819,359.87	$(84,117.87)
1/29/25	8	$819,359.87	$(67,047.87)	$(17,070.00)	$752,312.00	$(84,117.87)
2/28/25	9	$752,312.00	$(68,444.70)	$(15,673.17)	$683,867.30	$(84,117.87)
3/28/25	10	$683,867.30	$(69,870.63)	$(14,247.24)	$613,996.67	$(84,117.87)
4/28/25	11	$613,996.67	$(71,326.27)	$(12,791.60)	$542,670.40	$(84,117.87)
5/28/25	12	$542,670.40	$(72,812 .23)	$(11,305.63)	$469,858.17	$(84,117.87)
6/28/25	13	$469,858.17	$(74,329.15)	$(9,788.71)	$395,529.02	$(84,117.87)
7/28/25	14	$395,529.02	$(75,877.68)	$(8,240.19)	$319,651.34	$(84,117.87)
8/28/25	15	$319,651.34	$(77,458.46)	$(6,659.40)	$242,192.88	$(84,117.87)
9/28/25	16	$242,192.88	$(79,072.18)	$(5,045.68)	$163,120.69	$(84,117.87)
10/28/25	17	$163,120.69	$(80,719.52)	$(3,398.35)	$82,401.18	$(84,117.87)
11/28/25	18	$82,401.18	$(82,401.18)	$(1,716.69)	$-	$(84,117.87)

Schedule B
COLLATERAL

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property as such terms are defined under the UCC:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), Intellectual Property, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, provided that the Collateral shall include one hundred percent (100%) of the issued and outstanding non-voting capital stock of such Subsidiary, (b) any interest of Borrower as a lessee or sublessee under a real property lease; (c) rights held under a license or sublicense that are not assignable by their terms without the consent of the licensor thereof (but only to the extent and for so long as such restriction on assignment is enforceable under applicable law and such consent has not been obtained); or (d) any interest of Borrower as a lessee under an equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Lender.

For purposes hereof, the following terms have the following meanings:

“Borrower’s Books” means all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

Schedule C
DEFINiTIONS

As used in this Agreement, the following words shall have the following meanings:

“$”, “Dollars” or “USD” each mean United States Dollars.

“Amended and Restated Certificate of Incorporation” means Borrower’s Amended and Restated certificate of Incorporation dated as of December 29, 2023.

“Business Day” means any day that is not a Saturday, Sunday or a day on which Lender is closed.

“Change of Control” means (a) the acquisition of the Borrower by another corporation or entity, (b) the sale, transfer or lease of substantially all of the Borrower’s assets, (c) any other transaction where there is an acquisition of the Borrower’s capital stock representing more than 50.0% of the outstanding voting power of Borrower, (d) any “Deemed Liquidation Event” as such term is used in the Borrower’s Certificate of Incorporation, as amended from time to time, or (e) a Public Offering; provided, however, that a merger effected exclusively for the purpose of changing the domicile of the Borrower shall not constitute a Change of Control.

“Closing Date” shall mean in respect of the: (i) Tranche I Loan, the date of disbursal of the Tranche I Loan; and (ii) Tranche II Loan, the date of disbursal of the Tranche II Loan.

“Collateral” has the meaning given to such term on Schedule B.

“Default” means an event which with the giving of notice, passage of time, or both would constitute an Event of Default.

“Equipment” has the meaning given to such term in the UCC.

“Event of Default” has the meaning given to such term in Section 6.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. withholding Taxes imposed on amounts payable to or for the account of a Lender attributable to such Lender’s failure or inability to deliver, prior to the payment of such amounts, either (x) the forms described in clause (iii) of Section 10.5 or (y) documentation otherwise necessary to establish an exemption or reduction of U.S. withholding tax under Section 10.5 or Borrower’s knowledge or reason to know of any facts that would render any such forms unreliable, and (c) any U.S. federal withholding Taxes imposed under FATCA. “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Foreign Subsidiary” means a Subsidiary not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications, patent registrations and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and applications therefor, whether registered or not, and like protections, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing. “IRS” means the U.S. Internal Revenue Service.

“Key Person” means Borrower’s Chief Executive Officer, who is Paul Kellenberger, Chief Financial Officer, who is Erick DeOliveira, as of the Effective Date.

“Loan Documents” means, collectively, this Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement between Borrower and/or for the benefit of Lender in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” means the occurrence of (a) any material impairment in the business, operations, or financial condition of Borrower, (b) a material impairment of the prospect of repayment of any portion of the Obligations; or (c) a material impairment in the perfection or priority of Lender’s security interest in the Collateral or in the value of such Collateral (other than normal depreciation) which is not covered by adequate insurance.

“Non-Qualified Public Offering” means an initial listing or offering of Borrower’s equity on a public stock exchange that is not a Qualified Public Offering

“Note” means any promissory note delivered in connection with this Agreement.

“Obligations” means Borrower’s obligation to pay when due any debts, principal, interest, premiums, Lender Expenses, and other amounts Borrower owes Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender, and the performance of Borrower’s duties under the Loan Documents.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an Assignment.

“Permitted Indebtedness” means (a) Borrower’s indebtedness to Lender, indebtedness under the Pre-Existing Agreements; (b) indebtedness existing on the Effective Date and informed to the Lender in writing prior to the Effective Date; (c) indebtedness to trade creditors incurred in the ordinary course of business; (d) indebtedness secured by Permitted Liens; (e) indebtedness arising from the endorsement of instruments in the ordinary course of business; (f) Subordinated Debt; (g) Indebtedness that constitutes a Permitted Investment; h) Indebtedness consisting of reimbursement obligations pursuant to letters of credit; (i) Indebtedness incurred in connection with cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer, automatic clearing house arrangements, cash pooling arrangements, netting services, merchant services, foreign exchange contracts and other similar arrangements, in each case in the ordinary course of business; (j) Indebtedness (other than for borrowed money) incurred under performance, surety, bid, statutory and appeal bonds, completion guarantees and other similar obligations incurred in the ordinary course of business; (k) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty, liability, or other insurance, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year; and (l) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in (a) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” means (a) investments informed to the Lender in writing prior the Effective Date and existing on the Effective Date; (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Ratings Service or Moody’s Investors Service, Inc., (iii) certificates of deposit issued maturing no more than 1 year from the date of investment therein, (iv) money market funds at least ninety-five percent (95%) of the assets of which constitute Permitted Investments of the kinds described in clauses (b)(i) through b(iii) of this definition; (v) [reserved]; (c) investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (d) investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; (e) deposit and investment accounts of Borrower in which Lender has a lien prior to any other lien (other than liens securing customary fees and expenses (but no credit/debt relationship or margin account) of the depository or investment intermediary); (f) investments accepted in connection with Permitted Transfers; (g) investments by Borrower in its Subsidiaries of up to $250,000 per year in the aggregate and by Subsidiaries in other Subsidiaries or in the Borrower; (g) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrowers’ business; (h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, (i) repurchases of Borrower’s equity interests from employees, officers and directors to the extent permitted under Section 3.9; (j) deposits of cash made in the ordinary course of business to secure performance of operating leases or appeal bonds or to secure performance of letters of credit issued in connection with such operating leases or appeal bonds; (k) investments not otherwise permitted in an aggregate amount of not more than $100,000 in each fiscal year; and (l) the license of Borrower’s Intellectual Property in conjunction with joint ventures and corporate collaborations and similar business arrangements made in the ordinary course of business on an arms’-length basis provided Borrower’s contributions hereunder shall not exceed $250,000 in the aggregate.

“Permitted Liens” means (a) liens existing on the Effective Date and informed to the Lender in writing prior to the Effective Date or that are in favor of Lender; (b) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its books in accordance with GAAP, if they have no priority over any of Lender’s security interests; (c) purchase money liens (i) on equipment and related software acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the equipment and related software, if any, including the financing of the costs of shipping, taxes and installation, or (ii) existing on equipment and related software when acquired, if the lien is confined to such property, improvements thereon, and proceeds thereof; (d) liens in favor of other financial institutions arising in connection with Borrower’s deposit or investment accounts held at such institutions to secure customary fees and charges for deposit services and other and other cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer, automatic clearing house arrangements, cash pooling arrangements, netting services, merchant services, foreign exchange contracts and other similar arrangements, provided that Lender has a perfected security interest in the amounts held in such deposit accounts to the extent required hereunder; (e) statutory liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Lender’s security interests; (f) liens arising from the filing of any financing statement on operating leases, to the extent such operating leases are permitted under this Agreement; (g) liens on cash collateral securing reimbursement obligations to Lender under letters of credit; (h) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not likely to result in a Material Adverse Change; (i) licenses and sublicenses granted by Borrower in the ordinary course of its business and not otherwise prohibited by this Agreement; (j) liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business; (k) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business); (l) liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default; (m) Liens on deposits of cash made to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety, and appeal bonds and other obligations of a like nature arising in the ordinary course of business; (n) licenses of Intellectual Property which constitute a Permitted Transfer; and (o) liens incurred in the extension, renewal, or refinancing of indebtedness secured by liens described in clauses (a) through (d) hereof of this definition, but any extension, renewal or replacement lien must be limited to the property encumbered by the existing lien and the principal amount of the indebtedness may not increase.

“Permitted Transfer” means Transfers of (a) Inventory in the ordinary course of business; (b) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects, such as, by way of example, with respect to field of use or geographic territory, but that do not result, under applicable law, in a sale of all of Borrower’s interest in the property that is the subject of the license; (c) worn-out, surplus or obsolete equipment in the ordinary course of business that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful; (d) assets consisting of Permitted Liens and Permitted Investments; and (e) other Transfers of assets having a fair market value of not more than One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pre-Existing Agreements” means (i) Loan and Security Agreement dated November 3, 2022 executed by and between Fiza Investments Limited and the Borrower and all documents executed pursuant thereto (as amended from time to time); (ii) Convertible Promissory Note dated March 9, 2024 executed by and between Fiza Investments Limited and the Borrower and all documents executed pursuant thereto (as amended from time to time); (iii) Business Loan and Security Agreements executed by and between Itria Ventures LLC and the Borrower dated as of and for the amounts as follows, collectively the “Itria Agreements” and the loan amounts disbursed pursuant to the Itria Agreements, collectively the “Itria Loans”)):

(a)	February 1, 2023 (effective January 31, 2023) for an amount of USD 4,000,0000
(b)	February 1, 2023 (effective January 31, 2023) for an amount of USD 2,530,0000
(c)	April 12, 2023 for an amount of USD 680,000
(d)	May 17, 2024 for an amount of USD 1,000,000
(e)	May 17, 2024 for an amount of USD 500,000
(f)	May 17, 2024 for an amount of USD 500,000
(g)	June 4, 2024 for an amount of USD 1,500,000

“Preferred Stock” has the meaning given to it in the Amended and Restated Certificate of Incorporation.

“Public Offering” means a Qualified Public Offering or a Non-Qualified Public Offering.

“Qualified Public Offering” means a firm commitment underwritten public offering (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $15,000,000of gross proceeds to the Borrower, or (ii) pursuant to a similar regulatory framework applicable to a non-U.S. public offering resulting in at least $10,000,000 of gross proceeds to the Borrower, in either case, with such offering resulting in the Common Stock of Borrower being listed for trading on an exchange or marketplace approved by the Borrower’s Board of Directors and a pre-money valuation for such offering at which GII receives equity in exchange for the entire principal and interest payable under each Loan as provided herein.

“Responsible Officer” means each of the Chief Executive Officer, the President, the Chief Financial Officer, Secretary, Treasurer and the Controller of Borrower.

“Series A Director” has the meaning given to it in the Amended and Restated Certificate of Incorporation.

“Subsidiaries” means any entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by Borrower.

“Subordination Agreement” means that certain subordination agreement to be executed to provide that the seniority of the Loans and the security created in respect of the Loans together with its repayment against the indebtedness availed under the Pre-Existing Agreements.

“Subordinated Debt” means indebtedness (a) approved by Borrower in its sole discretion and subject to a subordination agreement for both liens and payments with Lender, or (b) convertible subordinated debt on terms reasonably acceptable to Lender and subject to a subordination agreement for both liens and payment (but not for conversion).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means Two Hundred Fifty Thousand Dollars ($250,000).

“Total Commitment” has the meaning given to such term on Schedule A.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that if, by applicable law, the perfection or effect of perfection or non-perfection of the security interest created hereunder in any Collateral is governed by the Uniform Commercial Code as in effect on or after the date of this Agreement in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or the effect of perfection or non-perfection.

SCHEDULE D
CORPORATE BORROWING certificatE

Borrower:              ZSPACE, INC.             Date: July 11, 2024

Lender :                     Fiza Investments Limited

I hereby certify, in my capacity as an officer of the Borrower and not in any personal capacity, as follows, as of the date set forth above:

1.            I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2.            Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3.            Attached hereto as Annex I are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth above. Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.            Attached hereto as Annex II are true, correct and complete copies of Borrower’s Bylaws (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth above. Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

5.            The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Fiza Investments Limited (“Lender”) may rely on them until Lender receives written notice of revocation from Borrower.

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
Paul Kellenberger	Chief Executive Officer		☐

Erick DeOliveira	Chief Financial Officer		☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Lender.

Execute Loan Documents. Execute any loan documents Lender requires.

Grant Security. Grant Lender a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effect these resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

[Signature page follows.]

The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name: Paul Kellenberger
Title: Chief Executive Officer

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, Erick DeOliveira, the Chief Financial Officer of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:
Name: Erick DeOliveira
Title: Chief Financial Officer

ANNEX I

CHARTER DOCUMENTS

[see attached]

ANNEX II

BYLAWS

[see attached]

SCHEDULE E
FORM OF PROMISSORY NOTE FOR LOAN

Note No. X-XXX

US$4,300,000	July __, 2024

San Jose, California

The undersigned (“Borrower”) promises to pay to US$4,300,000, an entity organized under the laws of the Cayman islands or its registered assigns (“Lender”), at its office at c/o Gulf Islamic Investments LLC, PO Box 215931, Emaar Square 4, 7th Floor, Downtown Dubai, United Arab Emirates, or at such other place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of US$4,300,000, with interest thereon from the date hereof until maturity, whether scheduled or accelerated, at a fixed rate per annum of twenty five percentage points (25%) (the “Designated Rate”), plus the Default Rate (if applicable), plus all other amounts according to the payment schedule described herein.

This Promissory Note (this “Promissory Note”) is one of the Promissory Notes referred to in, and is entitled to all the benefits of, the Loan and Security Agreement dated as of July __, 2024, between Borrower and Lender (as amended, restated or supplemented from time to time, the “Agreement”). Each capitalized term not otherwise defined herein shall have the meaning set forth in the Agreement. The Agreement contains provisions for the acceleration of the maturity of this Promissory Note upon the happening of certain stated events.

This Promissory Note shall be payable as follows:

Any and all unpaid expenses, fees, any accrued and unpaid interest (including default interest) and principal, shall be due and payable on the earlier of the (i) the Maturity Date, (ii) an Event of Default, (iii) the consummation of the business combination in accordance with and pursuant to the Business Combination Agreement; and (iv) any Change of Control or other liquidation event, or other repayment, prepayment or termination date of this Note.

This Promissory Note may be prepaid only as permitted in the Agreement. In the event there is more than one Borrower, each and every Borrower entity’s obligations hereunder shall be joint and several with the obligations of the other Borrower entities.

Any unpaid payments of principal or interest on this Promissory Note shall bear interest from their respective maturities, whether scheduled or accelerated, at a rate per annum equal to the three percent (3%) above the Designated Rate, or such lesser amount designated by Lender in its sole discretion. Borrower shall pay such interest on demand.

Interest, charges and fees shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest, charge or fee payments than if a 365-day year were used. In no event shall Borrower be obligated to pay interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

If Borrower is late in making any payment under this Promissory Note by more than five (5) Business Days, Borrower agrees to pay, if required by Lender in its sole discretion, a “late charge” of two percent (2%) of the installment due, but not less than fifty dollars ($50) for any one such delinquent payment. This late charge may be charged by Lender for the purpose of defraying the expenses incidental to the handling of such delinquent amounts. Borrower acknowledges that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Promissory Note and represents a fair and reasonable estimate of the costs that will be sustained by Lender due to the failure of Borrower to make timely payments. Borrower further agrees that proof of actual damages would be costly and inconvenient. Such late charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid or to declare a default under this Promissory Note or any of the other Loan Documents or from exercising any other rights and remedies of Lender.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflict of laws principles.

ZSPACE, INC.

By:
Name:	Paul Kellenberger
Its:	Chief Executive Officer

SCHEDULE F

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of July __, 2024 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and between zSpace, Inc., a Delaware corporation (the “Borrower”), and Fiza Investments Limited, an entity organized under the laws of the Cayman Islands (the “Lender”).

Pursuant to the provisions of Section 10.5 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan (as well as any Note(s) evidencing such Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Fiza Investments Limited

By:
Name:
Title:
Date:	______________ __, 2024